Exhibit 1.1

VAULT-IC 4XX
WISeKey

SECURE MICRO-CONTROLLERS & EMBEDDED FIRMWARES

WISeKey International Holding Ltd

Half-year Report

January – June 2023

Condensed Consolidated Financial statements

of

WISeKey International Holding AG

(unaudited)

Contents

1. Condensed Consolidated Statements of Comprehensive Income/(Loss)	3
2. Condensed Consolidated Balance Sheets	5
3. Condensed Consolidated Statements of Changes in Shareholders’ Equity	7
4. Condensed Consolidated Statements of Cash Flows	8
5. Notes to the Condensed Consolidated Financial Statements	10

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2023

1.	Condensed Consolidated Statements of Comprehensive Income/(Loss)

	Unaudited 6 months ended June 30,		Note ref.
USD'000	2023	2022

Net sales	15,107	10,840	28
Cost of sales	(6,924)	(6,305)
Depreciation of production assets	(84)	240
Gross profit	8,099	4,775

Other operating income	21	33	29
Research & development expenses	(2,151)	(1,699)
Selling & marketing expenses	(3,887)	(3,556)
General & administrative expenses	(7,968)	(6,156)
Total operating expenses	(13,985)	(11,378)
Operating loss	(5,886)	(6,603)

Non-operating income	598	2,795	31
Debt conversion expense	(484)	(603)	24
Interest and amortization of debt discount	(119)	(134)	24
Non-operating expenses	(896)	(2,083)	32
Loss before income tax expense	(6,787)	(6,628)

Income tax income / (expense)	(322)	(1)
Loss from continuing operations, net	(7,109)	(6,629)

Discontinued operations:
Net sales from discontinued operations	-	1,805
Cost of sales from discontinued operations	-	(978)
Total operating and non-operating expenses from discontinued operations	-	(5,274)
Income tax recovery from discontinued operations	-	25
Gain on disposal of a business, net of tax on disposal	-	11,801
Income / (loss) on discontinued operations	-	7,379

Net income / (loss)	(7,109)	750

Less: Net income / (loss) attributable to noncontrolling interests	(141)	(1,685)
Net income / (loss) attributable to WISeKey International Holding AG	(6,968)	2,435

Earnings per share from continuing operations
Basic	(2.44)	(3.18)	34
Diluted	(2.44)	(3.18)	34
Earnings per share from discontinued operations
Basic	-	3.62	34
Diluted	-	3.62	34

Earning per share attributable to WISeKey International Holding AG
Basic	(2.44)	1.20	34
Diluted	(2.44)	1.20	34

	Unaudited 6 months ended June 30,		Note ref.
USD'000	2023	2022

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(1,118)	(3,218)
Change in unrealized gains related to available-for-sale debt securities	-	-
Reclassifications out of the OCI arising during period	-	1,156
Defined benefit pension plans:			25
Net gain (loss) arising during period	16	90
Other comprehensive income / (loss)	(1,102)	(1,972)
Comprehensive income / (loss)	(8,211)	(1,222)

Other comprehensive income / (loss) attributable to noncontrolling interests	(63)	(969)
Other comprehensive income / (loss) attributable to WISeKey International Holding AG	(1,039)	(1,002)

Comprehensive income / (loss) attributable to noncontrolling interests	(204)	(2,655)
Comprehensive income / (loss) attributable to WISeKey International Holding AG	(8,007)	1,433

The accompanying notes are an integral part of these condensed consolidated financial statements.

2.	Condensed Consolidated Balance Sheets

	As at June 30,	As at December 31,	Note ref.
USD'000	2023 (unaudited)	2022

ASSETS
Current assets
Cash and cash equivalents	14,063	20,706	7
Restricted cash, current	-	108
Accounts receivable, net of allowance for doubtful accounts	3,632	2,573	8
Notes receivable from employees and related parties	66	67	9
Inventories	9,334	7,510	10
Prepaid expenses	1,206	831
Other current assets	923	1,380	11
Total current assets	29,224	33,175

Noncurrent assets
Notes receivable, noncurrent	88	64	12
Deferred income tax assets	2,977	3,295
Deferred tax credits	1,182	694	13
Property, plant and equipment net of accumulated depreciation	2,306	842	14
Intangible assets, net of accumulated amortization	94	98	15
Operating lease right-of-use assets	2,079	2,289	16
Goodwill	8,317	8,317	17
Equity securities, at cost	480	472	18
Equity securities, at fair value	-	1	19
Other noncurrent assets	261	249	20
Total noncurrent assets	17,784	16,321
TOTAL ASSETS	47,008	49,496

LIABILITIES
Current Liabilities
Accounts payable	14,188	13,401	21
Notes payable	4,161	4,196	22
Deferred revenue, current	106	174	28
Current portion of obligations under operating lease liabilities	609	592	16
Income tax payable	50	57
Other current liabilities	501	409	23
Total current liabilities	19,615	18,829

Noncurrent liabilities
Bonds, mortgages and other long-term debt	1,759	1,850	24
Convertible note payable, noncurrent	1,087	1,267	24
Deferred revenue, noncurrent	22	23	28
Operating lease liabilities, noncurrent	1,505	1,727	16
Employee benefit plan obligation	1,748	1,759	25
Other deferred tax liabilities	8	8
Other noncurrent liabilities	2	8
Total noncurrent liabilities	6,131	6,642
TOTAL LIABILITIES	25,746	25,471

	As at June 30,	As at December 31,	Note ref.
USD'000	2023 (unaudited)	2022

Commitments and contingent liabilities			26

SHAREHOLDERS' EQUITY
Common stock - Class A	400	400	27
CHF 0.25 par value
Authorized - 2,000,880 and 2,000,880 shares
Issued and outstanding - 1,600,880 and 1,600,880 shares
Common stock - Class B	8,170	5,334	27
CHF 2.50 par value
Authorized - 6,194,267 and 3,548,392
Issued - 3,076,150 and 2,005,890
Outstanding - 2,950,386 and 1,996,745
Treasury stock, at cost (125,764 and 9,145 shares held)	(690)	(371)	27
Additional paid-in capital	283,529	280,597
Accumulated other comprehensive income / (loss)	4,895	5,935
Accumulated deficit	(272,569)	(265,635)
Total shareholders' equity attributable to WISeKey shareholders	23,735	26,260
Noncontrolling interests in consolidated subsidiaries	(2,473)	(2,235)
Total shareholders' equity	21,262	24,025
TOTAL LIABILITIES AND EQUITY	47,008	49,496

The accompanying notes are an integral part of these condensed consolidated financial statements.

3.	Condensed Consolidated Statements of Changes in Shareholders’ Equity

	Number of common shares		Common Share Capital
USD'000 (except for share numbers)	Class A	Class B	Class A	Class B	Total share capital	Treasury Shares	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income / (loss)	Total stockholders' equity	Noncontrolling interests	Total equity
As at December 31, 2021	1,600,880	1,762,401	400	4,685	5,085	(636)	268,199	(238,160)	1,407	35,895	5,484	41,379
Common stock issued[1]	-	-	-	-	-	-	(64)	-	-	(64)	-	(64)
Options exercised	-	3,439	-	9	9	-	8	-	-	17	-	17
Stock-based compensation	-	-	-	-	-	-	39	-	-	39	-	39
L1 Facility	-	73,572		197	197	175	3,411	-	-	3,783	-	3,783
Anson Facility	-	166,478	-	443	443	193	5,783	-	-	6,419	-	6,419
NCI cancellation TrusteCoin	-	-	-	-	-	-	-	-	-	-	7	7
Disposal of Arago entities		-	-	-	-	-	-	-	907	907	(4,983)	(4,076)
Share buyback program	-	-	-	-	-	(103)	-	-	-	(103)	-	(103)
Net income	-	-	-	-	-	-	-	2,436	-	2,436	(1,685)	751
Other comprehensive income / (loss)	-	-	-	-	-	-	-	-	(1,002)	(1,002)	(969)	(1,971)
As at June 30, 2022	1,600,880	2,005,890	400	5,334	5,734	(371)	277,376	(235,724)	1,312	48,327	(2,146)	46,181

As at December 31, 2022	1,600,880	2,005,890	400	5,334	5,734	(371)	280,597	(265,635)	5,935	26,260	(2,235)	24,025
Common stock issued	-	-	-	-	-	-	(31)	-	-	(31)	-	(31)
Options exercised	-	13,879	-	37	37	-	(16)	-	-	21	-	21
Stock-based compensation	-	-	-	-	-	-	197	-	-	197	-	197
Changes in treasury shares	-	300,000	-	820	820	(820)	-	-	-	-	-	-
L1 Facility	-	578,481	-	1,492	1,492	87	886	-	-	2,465	-	2,465
Anson Facility	-	177,899	-	487	487	414	1,896	-	-	2,797	-	2,797
Dividend in kind	-	-	-	-	-	-	-	34	-	34	(34)	-
Net income	-	-	-	-	-	-	-	(6,968)	-	(6,968)	(141)	(7,109)
Other comprehensive income / (loss)	-	-	-	-	-	-	-	-	(1,039)	(1,039)	(63)	(1,102)
As at June 30, 2023	1,600,880	3,076,149	400	8,171	8,571	(690)	283,529	(272,569)	4,895*	23,735	(2,473)	21,262

1. The articles of association of the Company had not been fully updated as of June 30, 2022 with the shares issued out of conditional capital.

* rounded

The accompanying notes are an integral part of these condensed consolidated financial statements.

4.	Condensed Consolidated Statements of Cash Flows

	Unaudited 6 months ended June 30,
USD'000	2023	2022

Cash Flows from operating activities:
Net Income (loss)	(7,109)	750
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant & equipment	185	100
Amortization of intangible assets	1	122
Debt conversion expense	484	603
Interest and amortization of debt discount	119	134
Stock-based compensation	197	39
Inventory obsolescence impairment	257	(240)
Increase (decrease) in defined benefit pension liability, net of unrealized gains and losses	-	-
Income tax expense / (recovery) net of cash paid	315	(25)
Other non cash expenses /(income)
Expenses settled in equity	21	76
Loss on disposal of a business	-	(11,801)
Unrealized and non cash foreign currency transactions	258	1,244
Other	1	-

Changes in operating assets and liabilities, net of effects of businesses acquired
Decrease (increase) in accounts receivables	(1,059)	(826)
Decrease (increase) in inventories	(2,081)	(1,479)
Decrease (increase) in other current assets, net	82	(128)
Decrease (increase) in deferred research & development tax credits, net	(488)	(224)
Decrease (increase) in other noncurrent assets, net	(12)	15
Increase (decrease) in accounts payable	787	218
Increase (decrease) in deferred revenue, current	(68)	(9)
Increase (decrease) in income taxes payable	(7)	(5)
Increase (decrease) in other current liabilities	91	132
Increase (decrease) in deferred revenue, noncurrent	(1)	(63)
Increase (decrease) in defined benefit pension liability	(11)	(100)
Increase (decrease) in other noncurrent liabilities	(5)	(55)
Net cash provided by (used in) operating activities	(8,043)	(11,522)

Cash Flows from investing activities:
Sale / (acquisition) of property, plant and equipment	(1,677)	(132)
Sale of a business, net of cash and cash equivalents divested	-	(181)
Net cash provided by (used in) investing activities	(1,677)	(313)

	Unaudited 6 months ended June 30,
USD'000	2023	2022

Cash Flows from financing activities:
Proceeds from options exercises	28	8
Proceeds from convertible loan issuance	3,401	1,406
Repayments of debt	(234)	(850)
Payments of debt issue costs	(210)	(93)
Repurchase of treasury shares	-	(102)
Net cash provided by (used in) financing activities	2,985	369

Effect of exchange rate changes on cash and cash equivalents	(16)	30

Cash and cash equivalents and restricted cash
Net increase (decrease) during the period	(6,751)	(11,436)
Balance, beginning of period	20,814	34,359
Balance, end of period	14,063	22,923

Reconciliation to balance sheet
Cash and cash equivalents	14,063	22,818
Restricted cash, current	-	105
Balance, end of period	14,063	22,923

Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	-	-
Cash paid for incomes taxes	8	1,821
Noncash conversion of convertible loans into common stock	3,700	10,800
Net effects of business acquired and disposed of (noncash)	-	2,831
ROU assets obtained from operating lease	65	29

The accompanying notes are an integral part of these condensed consolidated financial statements.

5.	Notes to the Condensed Consolidated Financial Statements

Note	1. The WISeKey Group

WISeKey International Holding AG, together with its consolidated subsidiaries (“WISeKey” or the “Group” or the “WISeKey Group”), has its headquarters in Switzerland. WISeKey International Holding AG, the ultimate parent of the WISeKey Group, was incorporated in December 2015 and is listed on the Swiss Stock Exchange, SIX SAG with the valor symbol “WIHN” since March 2016 and on the NASDAQ Capital Market exchange with the valor symbol “WKEY” since December 2019.

The Group develops, markets, hosts and supports a range of solutions that enable the secure digital identification of people, content and objects, by generating digital identities that enable its clients to monetize their existing user bases and at the same time, expand its own eco-system. WISeKey generates digital identities from its current products and services in Cybersecurity Services, IoT (internet of Things), Digital Brand Management and Mobile Security. In the first half of 2022, the Group decided to divest its Artificial Intelligence (“AI”) segment and sell arago GmbH in order to refocus on its core operations.

The Group leads a carefully planned vertical integration strategy through acquisitions of companies in the industry. The strategic objective is to provide integrated services to its customers and also achieve cross-selling and synergies across WISeKey. Through this vertical integration strategy, WISeKey anticipates being able to generate profits in the near future.

Note	2. Future operations and going concern

The Group experienced a loss from operations in this reporting period. Although the WISeKey Group does anticipate being able to generate profits in the near future, this cannot be predicted with any certainty. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

The Group incurred a net operating loss of USD 5.9 million in the six months ended June 30, 2023, and had positive working capital of USD 9.6 million as at June 30, 2023, calculated as the difference between current assets and current liabilities. Based on the its cash projections for the next twelve months to September 30, 2024, the Group has sufficient liquidity to fund operations and financial commitments. Historically, the Group has been dependent on equity financing to augment the operating cash flow to cover its cash requirements. Any additional equity financing may be dilutive to shareholders.

On June 29, 2021, WISeKey entered into an Agreement for the Subscription of up to USD 22 million Convertible Notes (the “Anson Facility”) with Anson Investments Master Fund LP (“Anson”), pursuant to which Anson commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023. The initial tranche was agreed in the Anson Facility agreement as USD 11 million to be funded on June 29, 2021 (the “Anson Initial Tranche”). On September 27, 2021, WISeKey and Anson signed the First Amendment to the Subscription Agreement, pursuant to which, for the remaining facility, WISeKey has the right to request Anson to subscribe for four “accelerated” note tranches of up to USD 2,750,000 each or any other amount agreed between the parties (the “Anson Accelerated Tranches”), at the date and time determined by WISeKey during the commitment period, subject to certain conditions. In the six months ended June 30, 2023, WISeKey made four subscriptions under the Anson Facility for a total of USD 3.5 million. As at June 30, 2023, the outstanding Anson Facility available was USD 2.0 million and convertible notes in an aggregate amount of USD 1.0 million remained unconverted.

The Anson Facility demonstrates the ability of the Group to find additional financing should there be any additional cash requirements not covered by other types of funding.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

Note	3. Basis of presentation

The consolidated financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

Reverse stock split

On June 29, 2023, after market close, the Group effected a reverse stock split of WISeKey’s common stock (the “Reverse Stock Split”) as follows:

-	Class A shares, par value CHF 0.01 per share at a ratio of one-for-twenty-five, and

-	Class B shares, par value CHF 0.05 per share at a ratio of one-for-fifty.

The Group’s common stock began trading on a split-adjusted basis on June 30, 2023. Where the Reverse Stock Split of Class B shares resulted in fractions of ‘new’ Class B shares for the individual shareholder, the resulting fractions in new Class B shares were rounded down to the next whole number of ‘new’ Class B shares and shareholders were compensated for the remaining fractions in cash at a fixed price of CHF 8.735 per ‘new’ Class B share corresponding to a three-day volume-weighted average price of the WISeKey Class B Shares on the SIX Swiss Exchange prior to the ex-date of the Reverse Stock Split. WISeKey paid a total amount of CHF 1,747 (USD 1,952) in compensation for fractions. All share, warrant and options numbers, as well as share and per share amounts in the condensed consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to the Reverse Stock Split.

Spin-off

On April 27, 2023, the shareholders approved the partial spin-off of the Group’s IoT Semiconductors Vertical into a publicly traded company, SEALSQ Corp., which was completed through the distribution of 20% of the ordinary share capital of SEALSQ Corp. to the shareholders of WISeKey on May 23, 2023. As at June 30, 2023, WISeKey retains 90% of the total share capital of SEALSQ Corp.

As a result of the spin-off of SEALSQ Corp., the Group distributed net negative assets of USD 34,209 to noncontrolling interests, which was reflected as a reduction in Retained earnings and an increase in Noncontrolling interests in consolidated subsidiaries.

The results of operations of SEALSQ Corp. are included in the continuing operations of the IoT operating segment for all periods presented and, from the date of the distribution, the consolidated comprehensive results of SEALSQ Corp. are attributed to owners of the Group and to the noncontrolling interests in proportion to their relative ownership interests. The assets and liabilities of SEALSQ Corp. are consolidated in the Group’s financial statements. Intercompany income and expenses, including unrealized gross profits from internal group transactions and intercompany receivables, payables and loans have been eliminated.

Note	4. Summary of significant accounting policies

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year – Prior-Year Financial Statements not restated:

As of January 1, 2023, the Group adopted Accounting Standards Update (ASU) 2021-08, Business Combinations (topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.

ASU 2021-08 amends ASC 805 to “require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination.” Under current GAAP, an acquirer generally recognizes such items at fair value on the acquisition date. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 (meaning the acquirer should assume it has entered the original contract at the same date and using the same terms as the acquiree). This new ASU applies to contract assets and contract liabilities acquired in a business combination and to other contracts that directly/indirectly apply the requirements of ASC 606.

There was no impact on the Group's results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In June 2023, The FASB issued ASU No. 2023-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies how the fair value of equity securities subject to contractual sale restrictions is determined.

Summary: The ASU clarifies that a contractual sale restriction should not be considered in measuring fair value. It also requires entities with investments in equity securities subject to contractual sale restrictions to disclose certain qualitative and quantitative information about such securities.

Effective Date: ASU 2023-03 is effective for public business entities for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. An entity should apply the amendments prospectively to business combinations occurring on or after the effective dates. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

Note	5. Concentration of credit risks

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash is held with large financial institutions. Management believes that the financial institutions that hold our investments are financially sound and accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits.

The Group sells to large, international customers and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. We generally do not require collateral on trade accounts receivable. Summarized below are the clients whose revenue were 10% or higher than the respective total consolidated net sales for the six months ended June 30, 2023 or 2022, and the clients whose trade accounts receivable balances were 10% or higher than the respective total consolidated trade accounts receivable balance as at June 30, 2023 and December 31, 2022, respectively:

	Revenue concentration (% of total net sales)		Receivables concentration (% of total accounts receivable)
	6 months ended June 30,		As at June 30,	As at December 31,
	2023 (unaudited)	2022 (unaudited)	2023 (unaudited)	2022
IoT operating segment
Multinational electronics contract manufacturing company	22%	20%	38%	30%
International equipment and software manufacturer	3%	5%	1%	11%
International digital identity & security provider	11%	0%	8%	6%
Multinational technology company	4%	0%	15%	0%
International equipment and product manufacturer	2%	11%	0%	0%

Note	6. Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•  Level 1, defined as observable inputs such as quoted prices in active markets;

•  Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•  Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

	As at June 30, 2023 (unaudited)		As at December 31, 2022		Fair value level
USD'000	Carrying amount	Fair value	Carrying amount	Fair value		Note ref.
Nonrecurring fair value measurements
Accounts receivable, net of allowance for doubtful accounts	3,632	3,632	2,573	2,573	3	8
Notes receivable from employees and related parties	66	66	67	67	3	9
Notes receivable, noncurrent	88	88	64	64	3	12
Equity securities, at cost	480	480	472	472	3	18
Accounts payable	14,188	14,188	13,401	13,401	3	21
Notes payable	4,161	4,161	4,196	4,196	3	22
Bonds, mortgages and other long-term debt	1,759	1,759	1,850	1,850	3	24
Convertible note payable, noncurrent	1,087	1,087	1,267	1,267	3	24
Recurring fair value measurements
Equity securities, at fair value	-	-	1	1	1	19

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair Value Measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

-	Accounts receivable, net of allowance for doubtful accounts – carrying amount approximated fair value due to their short-term nature.

-	Notes receivable from employees and related parties – carrying amount approximated fair value due to their short-term nature.

-	Notes receivable, noncurrent - carrying amount approximated fair value because time-value considerations are immaterial to the accounts.

-	Equity securities, at cost - no readily determinable fair value, measured at cost minus impairment.

-	Accounts payable – carrying amount approximated fair value due to their short-term nature.

-	Notes payable – carrying amount approximated fair value due to their short-term nature.

-	Bonds, mortgages and other long-term debt - carrying amount approximated fair value.

-	Convertible note payable, noncurrent - carrying amount approximated fair value.

-	Equity securities, at fair value - fair value remeasured as at reporting period.

Note	7. Cash and cash equivalents

Cash consists of deposits held at major banks.

Note	8. Accounts receivable

The breakdown of the accounts receivable balance is detailed below:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Trade accounts receivable	3,597	2,463
Allowance for doubtful accounts	(64)	(64)
Accounts receivable from other related parties	98	171
Accounts receivable from underwriters, promoters, and employees	1	-
Other accounts receivable	-	3
Total accounts receivable, net of allowance for doubtful accounts	3,632	2,573

As at June 30, 2023, accounts receivable from other related parties consisted of a receivable from OISTE in relation to the facilities and personnel hosted by WISeKey SA and WISeKey International Holding on behalf of OISTE. (see Note 36).

Note	9. Notes receivable from employees

As at June 30, 2023, the notes receivable from employees and related parties consisted of a loan to an employee for CHF 58,694 (USD 65,596). The loan bears an interest rate of 0.5% per annum. The loan and accrued interest were initially to be repaid in full on or before December 31, 2021, extended to December 31, 2023. In exchange for the loan, the employee has pledged the 1,200 ESOP options that he holds on WIHN Class B Shares (see Note 30).

Note	10. Inventories

Inventories consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Raw materials	3,182	4,523
Work in progress	6,152	2,987
Total inventories	9,334	7,510

Note	11. Other current assets

Other current assets consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Value-Added Tax receivable	464	352
Advanced payment to suppliers	454	1,025
Deposits, current	5	3
Total other current assets	923	1,380

Note	12. Notes receivable, noncurrent

Notes receivable, noncurrent consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Long-term receivable from, and loan, to shareholders	84	60
Long-term receivable from, and loan to, other related parties	4	4
Total notes receivable, noncurrent	88	64

As at June 30, 2023, noncurrent notes receivable were made up of:

-	several loans to employees who are shareholders in relation to the outstanding employee social charges and tax deducted at source for the exercise of their ESOP options (see Note 30). These loans do not bear interest. The total loan amount as at June 30, 2023 was CHF 75,387 (USD 84,253).

-	a loan to an employee that is not a shareholder in relation to the outstanding employee social charges for the exercise of their ESOP options (see Note 30). This loan does not bear interest. The total loan amount as at June 30, 2023 was CHF 3,322 (USD 3,713).

Note	13. Deferred tax credits

Deferred tax credits consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Deferred research & development tax credits	1,180	692
Deferred other tax credits	2	2
Total deferred tax credits	1,182	694

WISeKey Semiconductors SAS is eligible for research tax credits provided by the French government. As of June 30, 2023, and December 31, 2022, the receivable balances in respect of these research tax credits owed to the Group were respectively USD 1,179,981 and USD 692,314. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first.

Note	14. Property, plant and equipment

Property, plant and equipment, net consisted of the following.

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Machinery & equipment	5,683	4,132
Office equipment and furniture	3,021	2,944
Computer equipment and licences	1,726	1,558
Total property, plant and equipment gross	10,430	8,634

Accumulated depreciation for:
Machinery & equipment	(3,797)	(3,707)
Office equipment and furniture	(2,843)	(2,703)
Computer equipment and licences	(1,484)	(1,382)
Total accumulated depreciation	(8,124)	(7,792)
Total property, plant and equipment, net	2,306	842
Depreciation charge from continuing operations for the period ended June 30,	185	99

In the six months ended June 30, 2023, WISeKey did not identify any events or changes in circumstances indicating that the carrying amount of any asset may not be recoverable. As a result, WISeKey did not record any impairment charge on Property, plant and equipment in the six months ended June 30, 2023.

The useful economic life of property plant and equipment is as follow:

•	Office equipment and furniture:	2 to 5 years

•	Production masks	5 years

•	Production tools	3 years

•	Licenses	3 years

•	Software	1 year

Note	15. Intangible assets

Intangible assets and future amortization expenses consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Intangible assets not subject to amortization:
Cryptocurrencies	94	96
Intangible assets subject to amortization:
Trademarks	140	136
Patents	2,281	2,281
License agreements	11,510	11,195
Other intangibles	6,574	6,393
Total intangible assets gross	20,599	20,101
Accumulated amortization for:
Trademarks	(140)	(136)
Patents	(2,281)	(2,281)
License agreements	(11,510)	(11,193)
Other intangibles	(6,574)	(6,393)
Total accumulated amortization	(20,505)	(20,003)
Total intangible assets subject to amortization, net	-	2
Total intangible assets, net	94	98
Amortization charge from continuing operations for the six months ended June 30,	2	35

Intangible assets not subject to amortization are made up of a balance of USD 94,271 in cryptocurrencies acquired in the normal course of business to allow the Group to make purchases in cryptocurrencies. The cryptocurrency balance was initially recorded at cost. The Group did not identify any impairment factors in the six months ended June 30, 2023. Therefore, no impairment losses were recorded in the six months ended June 30, 2023, and the balance as at June 30, 2023 remains USD 94,271.

The useful economic life of intangible assets is as follow:

•	Trademarks:	5 to 10 years

•	Patents:	5 to 10 years

•	License agreements:	1 to 5 years

•	Other intangibles:	3 to 10 years

Note	16. Leases

WISeKey has historically entered into a number of lease arrangements under which it is the lessee. As at June 30, 2023 WISeKey holds nine operating leases, and one short-term lease. The short-term lease and operating leases relate to premises. We do not sublease. All of our operating leases include multiple optional renewal periods which are not reasonably certain to be exercised.

During the six months ended June 30, 2023 and 2022, we recognized rent expenses associated with our leases as follows:

	Unaudited 6 months ended June 30,
USD'000	2023	2022
Finance lease cost:
Amortization of right-of-use assets	-	58
Interest on lease liabilities	-	1
Operating lease cost:
Fixed rent expense	303	293
Short-term lease cost	1	2
Net lease cost from continuing operations	304	354
Lease cost - Cost of sales	-	-
Lease cost - General & administrative expenses	304	354
Net lease cost from continuing operations	304	354

In the six months ended June 30, 2023, and in the year ended December 31, 2022, we had the following cash and non-cash activities associated with our leases:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	-	61
Operating cash flows from operating leases	312	610
Financing cash flows from finance leases	-	1
Non-cash investing and financing activities :
Net lease cost	304	623
Additions to ROU assets obtained from:
New finance lease liabilities	-	-
New operating lease liabilities	65	56

The following table provides the details of right-of-use assets and lease liabilities as of June 30, 2023:

As at June 30, 2023 (unaudited)
USD'000
Right-of-use assets:
Operating leases	2,079
Finance lease	-
Total right-of-use assets	2,079
Lease liabilities:
Operating leases	2,114
Finance lease	-
Total lease liabilities	2,114

As at June 30, 2023, future minimum annual lease payments were as follows, which corresponds to the future minimum lease payments under legacy ASC 840 in line with ASU 2018-11.

	USD'000	USD'000	USD'000	USD'000
Year	Operating	Short-term	Finance	Total
2023	315	-	-	315
2024	618	-	-	618
2025	593	-	-	593
2026	542	-	-	542
2027 and beyond	447	-	-	447
Total future minimum operating and short-term lease payments	2,515	-	-	2,515
Less effects of discounting	(401)	-	-	(401)
Less effects of practical expedient	-	-	-	-
Lease liabilities recognized	2,114	-	-	2,114

As of June 30, 2023, the weighted-average remaining lease term was 4.29 years for operating leases.

For our operating leases and because we generally do not have access to the implicit rate in the lease, we calculated an estimate rate based upon the estimated incremental borrowing rate of the entity holding the lease. The weighted average discount rate associated with operating leases as of June 30, 2023 was 3.23%.

Note	17. Goodwill

We test goodwill for impairment annually on October 1st, or as and when indicators of impairment arise. As at October 1, 2022, the fair value of the net assets of the reporting unit concerned by goodwill was superior to the carrying value of the net assets and goodwill allocated. After October 1, 2022, there were no impairment indicators identified triggering a new impairment test. Therefore, no impairment loss was recorded in the six months ended June 30, 2023.

Impairment reviews have been conducted for the goodwill allocated to the reporting unit (“RU) relating to the acquisition of WISeKey Semiconductors SAS in 2016. Fair value has been determined based on the income approach. Cash flows have been projected over 5 years from the date of the assessment and have been discounted at the pre-tax weighted average cost of capital. Fair value is higher than it carrying value. The WISeKey Semiconductors SAS RU has a negative carrying amount.

USD'000	IoT Segment	Total
Goodwill balance as at December 31, 2021	8,317	8,317
Goodwill acquired during the year	-	-
Impairment losses	-	-
As at December 31, 2022
Goodwill	8,317	8,317
Accumulated impairment losses	-	-
Goodwill balance as at December 31, 2022	8,317	8,317
Goodwill acquired during the year	-	-
Impairment losses	-	-
As at June 30, 2023
Goodwill	8,317	8,317
Accumulated impairment losses	-	-
Goodwill balance as at June 30, 2023	8,317	8,317

The assumptions included in the impairment tests require judgment, and changes to these inputs could impact the results of the calculations. Other than management's projections of future cash flows, the primary assumptions used in the impairment tests were the weighted-average cost of capital and long-term growth rates. Although the Group's cash flow forecasts are based on assumptions that are considered reasonable by management and consistent with the plans and estimates management is using to operate the underlying businesses, there are significant judgments in determining the expected future cash flows attributable to a reporting unit.

Note	18. Equity securities, at cost

Investment in FOSSA SYSTEMS s.l.

On April 08, 2021, WISeKey E.L.A. s.l. invested EUR 440,000 (USD 475,673 at historical rate) to acquire 15% of the share capital of FOSSA SYSTEMS s.l. (“FOSSA”), a Spanish aerospace company providing picosatellites for Low Earth Orbit (LEO) services as a vertically integrated service: from design to launch and operations.

The FOSSA investment was assessed as an equity investment without a readily determinable fair value and we elected the measurement at cost less impairment, adjusted for observable price changes for identical or similar investments of the same issuer as permitted by ASU 2016-01. As such, the FOSSA investment was initially recognized on the balance sheet at EUR 440,000 (USD 475,673 at historical rate).

As at June 30, 2023, we performed a qualitative assessment to consider potential impairment indicators. We made reasonable efforts to identify any observable transactions of identical or similar investments but did not identify any such transaction. Therefore, no impairment loss was recorded in the six months ended June 30, 2023, and the carrying value of the FOSSA investment as at June 30, 2023 was EUR 440,000 (USD 480,381 at closing rate).

Note	19. Equity securities, at fair value

On March 29, 2017, the Group announced that the respective boards of directors of WISeKey and OpenLimit Holding AG (DE: O5H) (“OpenLimit“) had decided that discussions in relation to a possible merger transaction between WISeKey and OpenLimit as previously announced on July 25, 2016 were not being further pursued. The interim financing provided by WISeKey to OpenLimit in a principal amount of EUR 750,000 was, in accordance with applicable terms of a convertible loan agreement, converted into OpenLimit Shares issued by OpenLimit out of its existing authorized share capital. The conversion price was set at 95% of the volume weighted average price (“VWAP”) of the OpenLimit shares traded on the Frankfurt stock exchange as reported by the Frankfurt stock exchange for the ten trading days immediately preceding and including March 29, 2017. WISeKey received 2,200,000 newly issued fully fungible listed OpenLimit Shares representing – post issuance of these new shares – an 8.4% stake in OpenLimit on an issued share basis. The effective conversion ratio was EUR 0.3409 per share. The equity securities were fair valued at market price on the date of the transaction to USD 846,561.

As at June 30, 2023, OpenLimit Holding AG has gone into liquidation. As a result, WISeKey decided to write-off the investment in full, hence an expense USD 1,180 was recorded in the income statement as part of non-operating expenses in the six months ended June 30, 2023.

Note	20. Other noncurrent assets

Other noncurrent assets consisted of noncurrent deposits. Deposits are primarily made up of rental deposits on the premises rented by the Group.

Note	21. Accounts payable

The accounts payable balance consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Trade creditors	5,177	5,207
Accounts payable to Board Members	483	353
Accounts payable to other related parties	178	70
Accounts payable to underwriters, promoters, and employees	4,099	3,918
Other accounts payable	4,251	3,853
Total accounts payable	14,188	13,401

As at June 30, 2023, accounts payable to Board Members were made up of an accrued bonus of CHF 432,551 (USD 483,421) payable to Carlos Moreira (see Note 36 for detail).

As at June 30, 2023, accounts payable to other related parties were made up of CHF 159,577 (USD 178,344) payable to OISTE (see Note 36 for detail).

Accounts payable to underwriters, promoters and employees consist primarily of payable balances to employees in relation to holidays, bonus and 13th month accruals across WISeKey.

Other accounts payable are mostly amounts due or accrued for professional services (e.g. legal, accountancy, and audit services) and accruals of social charges in relation to the accrued liability to employees.

Note	22. Notes payable

Notes payable consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Short-term loan	4,082	4,121
Short-term loan from shareholders	79	75
Total notes payable	4,161	4,196

As at June 30, 2023, the current notes payable balance was made up of:

-	a USD 4,030,000 short-term loan with ExWorks (see detail in Note 24), and

-	a CHF 46,600 (USD 52,080) current portion of the Covid loans with UBS (see Note 24).

As at June 30, 2023, the short-term loan from shareholders was made up of loans from the noncontrolling shareholders of WISeKey SAARC for a total amount of USD 78,801 at closing rate (USD 75,038 as at December 31, 2022). These loans do not bear interest. See Note 36 for detail.

The weighted–average interest rate on current notes payable, excluding loans from shareholders at 0% interest rate, was respectively 10% and 10% per annum as at June 30, 2023 and December 31, 2022.

Note	23. Other current liabilities

Other current liabilities consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Other tax payable	132	108
Customer contract liability, current	171	105
Other current liabilities	198	196
Total other current liabilities	501	409

Note	24. Loans and line of credit

Credit Agreement with ExWorks Capital Fund I, L.P

On April 4, 2019, WISeCoin AG (“WISeCoin”), an affiliate of the Group, signed a credit agreement with ExWorks. Under this credit agreement, WISeCoin was granted a USD 4 million term loan and was able to add up to USD 80,000 accrued interest to the loan principal, hence a maximum loan amount of USD 4,080,000. The loan bears an interest rate of 10% p.a. payable monthly in arrears. The maturity date of the arrangement is April 4, 2020, therefore all outstanding balances are classified as current liabilities in the balance sheet. ExWorks can elect to have part of or all of the principal loan amount and interests paid either in cash or in WISeCoin Security Tokens (the “WCN Token”) as may be issued by WISeCoin from time to time. As at June 30, 2019, the conversion price was set at CHF 12.42 per WCN Token based on a non-legally binding term sheet.

Under the terms of the credit agreement, WISeCoin is required to not enter into agreements that would result in liens on property, assets or controlled subsidiaries, in indebtedness other than the exceptions listed in the credit agreement, in mergers, consolidations, organizational changes except with an affiliate, contingent and third party liabilities, any substantial change in the nature of its business, restricted payments, insider transactions, certain debt payments, certain agreements, negative pledge, asset transfer other than sale of assets in the ordinary course of business, or holding or acquiring shares and/or quotas in another person other than WISeCoin R&D. Furthermore, WISeCoin is required to maintain its existence, pay all taxes and other liabilities.

Borrowings under the line of credit are secured by first ranking security interests on all material assets and personal property of WISeCoin, and a pledge over the shares in WISeCoin representing 90% of the capital held by the Group. Under certain circumstances, additional security may be granted over the intellectual property rights of WISeCoin.

Total debt issue costs of USD 160,000 were recorded as debt discount and amortized over the duration of the loan. As at December 31, 2020, the debt discount was fully amortized.

As at June 30, 2023 the loan had not been repaid and the outstanding borrowings were USD 4,030,000, meaning that the loan is past due under the terms of the credit agreement with ExWorks. The Group remains in discussion with ExWorks regarding a potential sale of its warrant agreement in Tarmin Inc., a private Delaware company in which ExWorks is also a significant shareholder, as settlement of the loan. As of the date of this report, the carrying value of the warrant agreement in WISeKey’s accounts is nil. It is the view of the management of the Group that the sale of the warrant agreement in Tarmin and the repayment of the credit agreement are codependent and therefore the loan will be repaid at such time as the warrant agreement is sold. ExWorks has not launched any formal recovery proceedings as of the date of this report.

Loan Agreements with UBS SA

On March 26, 2020, two members of the Group, WISeKey International Holding Ltd and WISeKey SA, entered into the Covid loans to borrow funds under the Swiss Government supported COVID-19 Credit Facility with UBS SA. Under the terms of the Agreement, UBS has lent such Group members a total of CHF 571,500. The loans are repayable in full by March 30, 2028, as amended, being the eighth anniversary of the date of deposit of the funds by UBS. Semi-annual repayments started on March 31, 2022, and will be spread on a linear basis over the remaining term. Full repayment of the loans is permitted at any time. The interest rate is determined by Swiss COVID-19 Law. The Covid loans initially carried an interest rate of 0% which was brought to 1.5% per annum, starting from April 1, 2023. There were no fees or costs attributed to the Covid loans and as such there is no debt discount or debt premium associated with the loan facility.

Under the terms of the loans, the relevant companies are required to use the funds solely to cover the liquidity requirements of the Group. In particular, the Group cannot use the funds for the distribution of dividends and directors' fees as well as the repayment of capital contributions, the granting of active loans; refinancing of private or shareholder loans; the repayment of intra-group loans; or the transfer of guaranteed loans to a group company not having its registered office in Switzerland, whether directly or indirectly linked to applicant.

During the six months ended June 30, 2023, the loans accrued interest in a total amount of CHF 795 (USD 888) and WISeKey repaid CHF 209,100 out of the loans, bringing the total repayment to date to CHF 362,900 (USD 405,578 at closing rate). Therefore, as at June 30, 2023, the outstanding balance on the loans was CHF 209,395 (USD 234,020), including accrued interest.

Credit Agreement with L1 Capital Global Opportunities Master Fund

On June 29, 2021, WISeKey entered into an Agreement for the Subscription of up to $22M Convertible Notes (the “L1 Facility”) with L1 Capital Global Opportunities Master Fund (“L1”), pursuant to which L1 commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023. The initial tranche was agreed in the L1 Facility agreement as USD 11 million to be funded on June 29, 2021 (the “L1 Initial Tranche”). For the remaining facility, WISeKey has the right to request L1 to subscribe for four additional note tranches of USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. Each tranche is divided into convertible notes of USD 100,000 each that bear interest of 6% per annum. Subject to a cash redemption right of WISeKey, the convertible notes are mandatorily convertible into WIHN Class B Shares within a period of 24 months from issuance (the “L1 Conversion Period”). Conversion takes place upon request by L1 during the L1 Conversion Period, but in any case no later than at the expiry of the L1 Conversion Period. Each calendar month, L1 can request conversion of up to 12.5% of the principal amount of all issued tranches at a conversion price of 95% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date, and , should L1 wish to convert more than 12.5% of the principal amount of all issued tranches in a calendar month, the conversion price for the additional converted amounts is set at the higher of (i) the Fixed Conversion price applicable to relevant tranche, and (ii) 95% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date (the “Original L1 Conversion Price”).

Due to L1’s option to convert the loan in part or in full at any time before maturity, the L1 Facility was assessed as a share-settled debt instrument with an embedded put option. In line with ASC 480-10-55-43 and ASC 480-10-55-44, because the value that L1 will predominantly receive at settlement does not vary with the value of the shares, the settlement provision is not considered a conversion option. We assessed the put option under ASC 815 and concluded that it is clearly and closely related to its debt host and therefore did not require bifurcation. Per ASC 480-10-25, the L1 Facility was accounted for as a liability measured at fair value using the discounted cash flow method at inception.

Debt issue costs made up of legal expenses of USD 36,745, a commission of USD 802,500 to the placement agent, a fee of USD 220,000 to L1 representing 2% of the principal value of the initial tranche, and a subscription fee of USD 220,000 to L1 representing 2% of the principal value of the initial tranche payable in WIHN Class B Shares were due upon issuance of the Initial Tranche and recorded as a debt discount against the L1 Initial Tranche principal amount. The subscription fee was paid in 2,919 WIHN Class B Shares and was fair valued at CHF 183,901 (USD 200,871) based on the market value of the shares at issuance. Upon subscription of each subsequent tranche under the L1 Facility, debt issue costs corresponding to the fair value of the L1 subscription fee payable in WIHN Class B Shares representing 2% of the principal value of the subscribed funds and an L1 fee representing 2% of the principal value of the subscribed funds will be recorded as a debt discount against each tranche.

On September 27, 2021, WISeKey and L1 entered into the First Amendment to the Subscription Agreement (the “L1 First Amendment”), pursuant to which WISeKey has the right to request L1 to subscribe for four “accelerated” note tranches of between USD 1 million and USD 2,750,000 each or any other amount agreed between the parties (the “L1 Accelerated Tranches”), at the date and time determined by WISeKey during the commitment period, subject to certain conditions. The terms and conditions of the L1 Accelerated Tranches issued under the L1 First Amendment remain the same as the terms and conditions of the L1 Facility except for the conversion price of the L1 Accelerated Tranches which is set at 90% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 10 trading days preceding the relevant conversion date, regardless of the conversion amount (the “New L1 Conversion Price”).

On March 3, 2022, WISeKey and L1 entered into the Second Amendment to the Subscription Agreement (the “L1 Second Amendment”), pursuant to which, for the remaining facility of USD 5 million, WISeKey has the right to request L1 to subscribe for five “additional accelerated” note tranches (the “L1 Additional Accelerated Tranches”) of between USD 1 million and USD 5 million each or any other amount agreed between the parties, up until March 2, 2024, subject to certain conditions. The terms and conditions of the L1 Additional Accelerated Tranches issued under the L1 Second Amendment remain the same as the terms and conditions of the L1 Facility except for the conversion price of the L1 Additional Accelerated Tranches which is the New L1 Conversion Price.

In line with ASC 470-50-15-3, the New L1 Conversion Price under the L1 First Amendment was assessed as a change to the conversion privileges provided in the L1 Facility for the purpose of inducing conversion, whereby the New L1 Conversion Price provides a reduction of the Original L1 Conversion Price and results in the issuance of additional WIHN Class B Shares, which is governed by ASC 470-20-40. Therefore, in line with ASC 470-20-40-16 and ASC 470-20-40-17, for conversions of L1 Accelerated Tranches and L1 Additional Accelerated Tranches, we recognize the fair value of the additional shares delivered by applying the New L1 Conversion Price in comparison with the Original L1 Conversion Price as an expense to the income statement classified as debt conversion expense.

Additionally, per the terms of the L1 Facility, upon each tranche subscription under the L1 Facility and the L1 First Amendment, WISeKey will grant L1 the option to acquire WIHN Class B Shares at an exercise price of the higher of (a) 1.5 times the 5-trading day volume-weighted average price of the WIHN Class B Shares on the SIX Swiss Stock Exchange immediately preceding the tranche closing date and (b) CHF 250. The number of warrants granted at each tranche subscription is calculated as 25% of the principal amount of each tranche divided by the volume-weighted average price of the trading day immediately preceding the tranche closing date. Each warrant agreement has a 3-year exercise period starting on the relevant subscription date. In line with ASC 470-20-25-2, for each subscription, the proceeds from the convertible notes with a detachable warrant were allocated to the two elements based on the relative fair values of the debt instrument without the warrant and of the warrant at time of issuance. When assessed as an equity instrument, the warrant agreement is fair valued at grant using the Black-Scholes model and the market price of WIHN Class B Shares on the date of the subscription. The fair value of the debt is calculated using the discounted cash flow method.

During the year to December 31, 2021, WISeKey made a total of six subscriptions for a total of USD 17 million under the L1 Facility and the L1 First Amendment. Per the terms of the L1 Facility, WISeKey issued L1 with a total of 61,579 warrants on WIHN Class B Shares at an exercise price of CHF 250. The warrant agreements were all assessed as equity instruments and were fair valued at grant at an aggregate amount of USD 479,872 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant. For each subscription, the fair value of the debt was calculated using the discounted cash flow method then, applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host and the credit entry was booked in APIC. The cumulated fair value of the debt for the six subscriptions was USD 17,819,019, with a cumulated debt discount in relation to warrants of USD 445,331.

In the year ended December 31, 2021, L1 converted a total of USD 8.2 million out of the L1 Initial Tranche and USD 5.3 million out of the L1 Accelerated Tranches, resulting in the delivery of a total of 237,176 WIHN Class B Shares. A debt discount charge of USD 185,528 was amortized to the income statement, a debt conversion expense of USD 325,424 was recorded in the income statement, and unamortized debt discounts totaling USD 1,376,983 were booked to APIC on conversions as per ASC 470-02-40-4.

During the year to December 31, 2022, WISeKey made a total of six subscriptions for a total of USD 5 million under the L1 Facility and the L1 Second Amendment. Per the terms of the L1 Facility, WISeKey issued L1 with a total of 98,234 warrants on WIHN Class B Shares at an exercise price of CHF 250. The warrant agreements were all assessed as equity instruments and were fair valued at grant at an aggregate amount of USD 12,856 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant. For each subscription, the fair value of the debt was calculated using the discounted cash flow method then, applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host and the credit entry was booked in APIC. The cumulated fair value of the debt for the six subscriptions was USD 5,171,238, with a cumulated debt discount in relation to warrants of USD 11,831.

In the year ended December 31, 2022, L1 converted a total of USD 2,8 million out of the L1 Initial Tranche, and USD 4.3 million out of the L1 Accelerated Tranches and L1 Additional Accelerated Tranches, resulting in the delivery of a total of 584,512 WIHN Class B Shares. A debt discount charge of USD 87,795 was amortized to the income statement, a debt conversion expense of USD 366,116 was recorded in the income statement, and unamortized debt discounts totaling USD 304,019 were booked to APIC on conversions as per ASC 470-02-40-4.

As at December 31, 2022, the L1 Facility had been fully drawn. Convertible notes in an aggregate amount of USD 1,400,000 remained unconverted and the unamortized debt discount balance was USD 133,471, hence a carrying value of USD 1,266,529.

During the six months ended June 30, 2023, L1 converted a total of USD 1.2 million out of the L1 Additional Accelerated Tranches, resulting in the delivery of a total of 145,975 WIHN Class B Shares. A debt discount charge of USD 11,418 was amortized to the income statement, a debt conversion expense of USD 177,209 was recorded in the income statement, and unamortized debt discounts totaling USD 69,560 were booked to APIC on conversions as per ASC 470-02-40-4.

As at June 30, 2023, convertible notes in an aggregate amount of USD 200,000 remained unconverted and the unamortized debt discount balance was USD 14,404, hence a carrying value of USD 185,596.

Credit Agreement with Anson Investments Master Fund LP

On June 29, 2021, WISeKey entered into the Anson Facility, an Agreement for the Issuance and Subscription of Convertible Notes pursuant to which Anson commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023. The initial tranche was agreed in the Anson Facility agreement as USD 11 million to be funded on June 29, 2021 (the “Anson Initial Tranche”). For the remaining facility, WISeKey has the right to request Anson to subscribe for four additional note tranches of USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. Each tranche is divided into convertible notes of USD 100,000 each that bear interest of 6% per annum. Subject to a cash redemption right of WISeKey, the convertible notes are mandatorily convertible into WIHN Class B Shares within a period of 24 months from issuance (the “Anson Conversion Period”). Conversion takes place upon request by Anson during the Anson Conversion Period, but in any case no later than at the expiry of the Anson Conversion Period. Each calendar month, Anson can request conversion of up to 12.5% of the principal amount of all issued tranches at a conversion price of 95% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date, and, should Anson wish to convert more than 12.5% of the principal amount of all issued tranches in a calendar month, the conversion price for the additional converted amounts is set at the higher of (i) the Fixed Conversion price applicable to relevant tranche, and (ii) 95% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date (the “Original Anson Conversion Price”).

Due to Anson’s option to convert the loan in part or in full at any time before maturity, the Anson Facility was assessed as a share-settled debt instrument with an embedded put option. In line with ASC 480-10-55-43 and ASC 480-10-55-44, because the value that Anson will predominantly receive at settlement does not vary with the value of the shares, the settlement provision is not considered a conversion option. We assessed the put option under ASC 815 and concluded that it is clearly and closely related to its debt host and therefore did not require bifurcation. Per ASC 480-10-25, the Anson Facility was accounted for as a liability measured at fair value using the discounted cash flow method at inception.

Debt issue costs made up of legal expenses of USD 4,197, a commission of USD 802,500 to the placement agent, a fee of USD 220,000 to Anson representing 2% of the principal value of the Anson Initial Tranche, and a subscription fee of USD 220,000 to Anson representing 2% of the principal value of the Anson Initial Tranche payable in WIHN Class B Shares were due upon issuance of the Anson Initial Tranche and recorded as a debt discount against the Anson Initial Tranche principal amount. The subscription fee was paid in 2,919 WIHN Class B Shares and was fair valued at CHF 183,901 (USD 200,871) based on the market value of the shares at issuance. Upon subscription of each subsequent tranche under the Anson Facility, debt issue costs corresponding to the fair value of the subscription fee payable in WIHN Class B Shares representing 2% of the principal value of the subscribed funds and a fee representing 2% of the principal value of the subscribed funds will be recorded as a debt discount against each tranche.

On September 27, 2021, WISeKey and Anson entered into the Anson First Amendment, pursuant to which WISeKey has the right to request Anson to subscribe for four Anson Accelerated Tranches of between USD 1 million and USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. The terms and conditions of the Anson Accelerated Tranches issued under the Anson First Amendment remain the same as the terms and conditions of the Anson Facility except for the conversion price of the Anson Accelerated Tranches which is set at 90% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 10 trading days preceding the relevant conversion date, regardless of the conversion amount (the “New Anson Conversion Price”).

In line with ASC 470-50-15-3, the New Anson Conversion Price under the Anson First Amendment was assessed as a change to the conversion privileges provided in the Anson Facility for the purpose of inducing conversion, whereby the New Anson Conversion Price provides a reduction of the Original Anson Conversion Price and results in the issuance of additional WIHN Class B Shares, which is governed by ASC 470-20-40. Therefore, in line with ASC 470-20-40-16 and ASC 470-20-40-17, for conversions of Anson Accelerated Tranches, we recognize the fair value of the additional shares delivered by applying the New Anson Conversion Price in comparison with the Original Anson Conversion Price as an expense to the income statement classified as debt conversion expense.

Additionally, per the terms of the Anson Facility, upon each tranche subscription under the Anson Facility and the Anson First Amendment, WISeKey will grant Anson the option to acquire WIHN Class B Shares at an exercise price of the higher of (a) 1.5 times the 5-trading day volume-weighted average price of the WIHN Class B Shares on the SIX Swiss Stock Exchange immediately preceding the tranche closing date and (b) CHF 250.00. The number of warrants granted at each tranche subscription is calculated as 25% of the principal amount of each tranche divided by the volume-weighted average price of the trading day immediately preceding the tranche closing date. Each warrant agreement has a 3-year exercise period starting on the relevant subscription date. In line with ASC 470-20-25-2, for each subscription, the proceeds from the convertible notes with a detachable warrant were allocated to the two elements based on the relative fair values of the debt instrument without the warrant and of the warrant at time of issuance. When assessed as an equity instrument, the warrant agreement is fair valued at grant using the Black-Scholes model and the market price of WIHN Class B Shares on the date of the subscription. The fair value of the debt is calculated using the discounted cash flow method.

During the year ended December 31, 2021, WISeKey made a total of three subscriptions for a total of USD 16.5 million under the Anson Facility and the Anson First Amendment. Per the terms of the Anson Facility, WISeKey issued Anson with a total of 56,438 warrants on WIHN Class B Shares at an exercise price of CHF 250. The warrant agreements were all assessed as equity instruments and were fair valued at grant at an aggregate amount of USD 480,046 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant. For each subscription, the fair value of the debt was calculated using the discounted cash flow method then, applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host and the credit entry was booked in APIC. The cumulated fair value of the debt for the three subscriptions was USD 17,000,080, with a cumulated debt discount in relation to warrants of USD 453,095.

During the year ended December 31, 2021, Anson converted a total of USD 9.8 million out of the Anson Initial Tranche, resulting in the delivery of a total of 164,565 WIHN Class B Shares. A debt discount charge of USD 248,449 was amortized to the income statement, and unamortized debt discounts totaling USD 1,182,876 were booked to APIC on conversions as per ASC 470-02-40-4.

During the year ended December 31, 2022, WISeKey did not make any new subscriptions under the Anson Facility.

During the year ended December 31, 2022, Anson converted a total of USD 1.2 million out of the Anson Initial Tranche, and USD 5.5 million out of the Anson Accelerated Tranches, resulting in the delivery of a total of 287,033 WIHN Class B Shares. A debt discount charge of USD 79,707 was amortized to the income statement, a debt conversion expense of USD 460,956 was recorded in the income statement, and unamortized debt discounts totaling USD 222,195 were booked to APIC on conversions as per ASC 470-02-40-4.

During the six months ended June 30, 2023, WISeKey made four subscriptions under the Anson Facility and the Anson Second Amendment as follows:

-	On February 3, 2023, an Anson Additional Accelerated Tranche for convertibles notes in the amount USD 500,000. The funds were received on February 7, 2023. On February 3, 2023, in line with the terms of the Anson Facility, WISeKey issued Anson with 10,672 warrants on WIHN Class B Shares at an exercise price of CHF 250.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD nil using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 11.025. The fair value of the debt was calculated using the discounted cash flow method as USD 481,711.

-	On March 1, 2023, an Anson Additional Accelerated Tranche for convertibles notes in the amount USD 1,000,000. The funds were received on March 2, 2023. On March 1, 2023, in line with the terms of the Anson Facility, WISeKey issued Anson with 18,704 warrants on WIHN Class B Shares at an exercise price of CHF 250.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD nil using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 12.375. The fair value of the debt was calculated using the discounted cash flow method as USD 963,627.

-	On April 27, 2023, an Anson Additional Accelerated Tranche for convertibles notes in the amount USD 1,000,000. The funds were received on April 28, 2023. On April 27, 2023, in line with the terms of the Anson Facility, WISeKey issued Anson with 19,689 warrants on WIHN Class B Shares at an exercise price of CHF 250.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD nil using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 11.275. The fair value of the debt was calculated using the discounted cash flow method as USD 962,885.

-	On June 15, 2023, an Anson Additional Accelerated Tranche for convertibles notes in the amount USD 1,000,000. The funds were received on June 15, 2023. On June 15, 2023, in line with the terms of the Anson Facility, WISeKey issued Anson with 23,339 warrants on WIHN Class B Shares at an exercise price of CHF 250.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD nil using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 9.70. The fair value of the debt was calculated using the discounted cash flow method as USD 963,246.

During the six months ended June 30, 2023, Anson converted a total of USD 2.5 million out of the Anson Additional Accelerated Tranches, resulting in the delivery of a total of 268,803 WIHN Class B Shares. A debt discount charge of USD 19,884 was amortized to the income statement, a debt conversion expense of USD 306,937 was recorded in the income statement, and unamortized debt discounts totaling USD 73,464 were booked to APIC on conversions as per ASC 470-02-40-4.

As at June 30, 2023, convertible notes in an aggregate amount of USD 1 million remained unconverted and the unamortized debt discount balance was USD 96,643, hence a carrying value of USD 903,357. At the end of the official commitment period on June 28, 2023, the outstanding Anson Facility available was USD 2 million which management believes may be the subject of a later amendment.

Production Capacity Investment Loan Agreement

In November 2022, WISeKey Semiconductors SAS entered into a loan agreement with a third party client to borrow funds for the purpose of increasing their production capacity.  Under the terms of the Agreement, the client has lent to WISeKey a total of USD 2 million. The loan will be reimbursed by way of a volume rebate against future sales volumes of certain products to the client during the period from July 1, 2023, through to December 31, 2025.  The volume rebate is based upon quarterly sales volumes in excess of a base limit on a yearly projected basis. Any amount still outstanding as at December 31, 2025 will fall due for repayment on that date.  The loan does not bear any interest and there were no fees or costs attributed to the loan.

An unamortized debt discount totaling USD 511,128 was calculated and booked to APIC in 2022.  WISeKey has not repaid any amount as at December 31, 2022, and no debt discount charge was recorded to the income statement in 2022.

During the six months ended June 30, 2023, WISeKey recorded a debt discount charge of USD 87,653 amortized to the income statement.

Due to a change in the product mix of the client, WISeKey has not made any repayment on the loan as of the date of the report: Therefore, as at June 30, 2023, the loan balance was USD 2 million and the unamortized debt discount balance was USD 423,475, hence a carrying value of USD 1,576,525.

Note	25. Employee benefit plans

Defined benefit post-retirement plan

The Group maintains three pension plans: one maintained by WISeKey SA and one by WISeKey International Holding Ltd, both covering its employees in Switzerland, as well as one maintained by WISeKey Semiconductors SAS covering WISeKey’s French employees.

All plans are considered defined benefit plans and accounted for in accordance with ASC 715 Compensation – Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern. ASC 715 requires recognition of the funded status or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the balance sheet, with a corresponding adjustment recorded in the net loss. If the projected benefit obligation exceeds the fair value of the plan assets, then that difference or unfunded status represents the pension liability.

The Group records net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive loss.

The liabilities and annual income or expense of the pension plan are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return (based on the market-related value of assets). The fair value of plan assets is determined based on prevailing market prices.

The defined benefit pension plan maintained by WISeKey Semiconductors SAS, and their obligations to employees in terms of retirement benefits, is limited to a lump sum payment based on remuneration and length of service, determined for each employee. The plan is not funded.

The pension liability calculated as at June 30, 2023 is based on annual personnel costs and assumptions from December 31, 2022.

The expected future cash flows to be paid by the Group for employer contribution for the year ended December 31, 2023 are USD 221,000.

Movement in Funded Status	Unaudited 6 months ended June 30,
USD'000	2023	2022
Net Service cost	115	112
Interest cost/(credit)	138	31
Expected return on Assets	(154)	(99)
Amortization on Net (gain)/loss	-	76
Amortization on Prior service cost/(credit)	13	14
CTA	1	1
Total Net Periodic Benefit Cost/(credit)	113	134

Employer contributions paid in the period	(111)	(144)
Total Cashflow	(111)	(144)

All of the assets are held under the collective contract by the plan’s re-insurer company and are invested in a mix of Swiss and International bond and equity securities. In line with ASC 820’s three-tier fair value hierarchy, pension assets belong to the fair value level 2.

Note	26. Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 16.

Guarantees

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe a third party’s intellectual property rights. Certain of our product sales agreements also include provisions indemnifying customers against liabilities in the event we breach confidentiality or service level requirements. It is not possible to determine the maximum potential amount under these indemnification agreements due to our lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, we have not incurred any costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in our condensed consolidated financial statements.

Note	27. Stockholders’ equity

Stockholders’ equity consisted of the following:

WISeKey International Holding Ltd	As at June 30, 2023		As at December 31, 2022
Share Capital	Class A Shares	Class B Shares	Class A Shares	Class B Shares
Par value per share (in CHF)	0.25	2.50	0.25	2.50
Share capital (in USD)	400,186	8,170,070	400,186	5,334,177
Per Articles of association and Swiss capital categories
Authorized Capital - Total number of authorized shares	-	1,618,117	-	500,000
Conditional Share Capital - Total number of conditional shares(1)	400,000	1,500,000	400,000	1,042,000
Total number of fully paid-in shares	1,600,880	3,076,150	1,600,880	2,005,890
Per US GAAP
Total number of authorized shares	2,000,880	6,194,267	2,000,880	3,548,392
Total number of fully paid-in issued shares(1)	1,600,880	3,076,150	1,600,880	2,005,890
Total number of fully paid-in outstanding shares(1)	1,600,880	2,950,386	1,600,880	1,996,745
Par value per share (in CHF)	0.25	2.50	0.25	2.50
Share capital (in USD)	400,186	8,170,070	400,186	5,334,177
Total share capital (in USD)	8,570,256		5,734,363
Treasury Share Capital
Total number of fully paid-in shares held as treasury shares	-	125,764	-	9,145
Treasury share capital (in USD)	-	689,543	-	370,744
Total treasury share capital (in USD)	-	689,543	-	370,744

(1) Conversions of conditional capital that were not registered with the commercial register as of December 31, 2022 were not deducted from the total number of conditional shares as at December 31, 2022, i.e. the number shown is as if the issues had not taken place.

In the six months ended June 30, 2023, WISeKey purchased a total of 299,999 treasury shares at an average purchase price of USD 2.74 and sold a total of 320,975 treasury shares at an average sale price of USD 19.43 per share.

In the year ended December 31, 2022, WISeKey purchased a total of 2,707 treasury shares at an average purchase price of USD 37 per share and sold a total of 137,597 treasury shares at an average sale price of USD 31.50 per share.

Reverse stock split

On June 29, 2023, after market close, the Group effected a reverse stock split of WISeKey’s common stock (the “Reverse Stock Split”) as follows:

-	Class A shares, par value CHF 0.01 per share at a ratio of one-for-twenty-five, and

-	Class B shares, par value CHF 0.05 per share at a ratio of one-for-fifty.

The Group’s common stock began trading on a split-adjusted basis on June 30, 2023. Where the Reverse Stock Split of Class B shares resulted in fractions of ‘new’ Class B shares for the individual shareholder, the resulting fractions in new Class B shares were rounded down to the next whole number of ‘new’ Class B shares and shareholders were compensated for the remaining fractions in cash at a fixed price of CHF 8.735 per ‘new’ Class B share corresponding to a three-day volume-weighted average price of the WISeKey Class B Shares on the SIX Swiss Exchange prior to the ex-date of the Reverse Stock Split. WISeKey paid a total amount of CHF 1,747 (USD 1,952) in compensation for fractions. All share, warrant and options numbers, as well as share and per share amounts in the condensed consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to the Reverse Stock Split.

Voting rights

Each share carries one vote at a general meeting of shareholders, irrespective of the difference in par value of Class A Shares (CHF 0.25 per share) and Class B Shares (CHF 2.50 per share). Our Class A Shares have a lower par value (CHF 0.25) than our Class B Shares (CHF 2.50) but have same voting right as the higher par value Class B Shares, namely one (1) vote per share. This means that, relative to their respective per share contribution to the Group’s capital, the holders of our Class A Shares have a greater relative per share voting power than the holders of our Class B Shares for matters that require approval on the basis of a specified majority of shares present at the shareholders meeting.

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at a general meeting of shareholders (each Class A Share and each Class B Share having one vote), unless otherwise stipulated by law or our Articles. The following matters require approval by a majority of the par value of the shares represented at the general meeting (each Class A Share having a par value of CHF 0.25 per share and each Class B Share having a par value of CHF 2.50 per share):

-	electing our auditor;

-	appointing an expert to audit our business management or parts thereof;

-	adopting any resolution regarding the instigation of a special investigation; and

-	adopting any resolution regarding the initiation of a derivative liability action.

In addition, under Swiss corporation law and our Articles, approval by two-thirds of the shares represented at the meeting, and by the absolute majority of the par value of the shares represented is required for:

-	amending our corporate purpose;

-	creating or cancelling shares with preference rights;

-	restricting the transferability of registered shares;

-	restricting the exercise of the right to vote or the cancellation thereof;

-	creating authorized or conditional share capital;

-	increasing the share capital out of equity, against contributions in kind or for the purpose of acquiring specific assets and granting specific benefits;

-	limiting or withdrawing shareholder's pre-emptive rights;

-	relocating our registered office;

-	converting registered shares into bearer shares and vice versa;

-	our dissolution or liquidation; and

-	transactions among corporations based on Switzerland's Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended (the "Swiss Merger Act") including a merger, demerger or conversion of a corporation.

In accordance with Swiss law and generally accepted business practices, our Articles do not provide attendance quorum requirements generally applicable to general meetings of shareholders.

Only holders of Shares (including nominees) that are recorded in the share register as of the record date communicated in the invitation to the General Meeting are entitled to vote at a General Meeting.

Any acquirer of Shares who is not registered in the share register as a shareholder with voting rights may not vote at or participate in any General Meeting but will still be entitled to dividends and other rights with financial value with respect to such Shares.

Each holder of Class A Shares has entered into an agreement (each such agreement a "Shareholder Agreement") with WISeKey, pursuant to which such holder of Class A Shares has given the undertaking vis-à-vis WISeKey not to (i) directly or indirectly offer, sell, transfer or grant any option or contract to purchase, purchase any option or contract to sell, grant instruction rights with respect to or otherwise dispose of, or (ii) solicit any offers to purchase, otherwise acquire or be entitled to, any of his/her/its Class A Shares or any right associated therewith (collectively a "Transfer"), except if such Transfer constitutes a "Permitted Transfer", as defined hereafter. A Permitted Transfer is defined as a Transfer by a holder of Class A Share to his/her spouse or immediate family member (or a trust related to such immediate family member) or a third party for reasonable estate planning purposes, the transfer to an affiliate and any transfer following conversion of his/her/its Class A Shares into Class B Shares. Each holder of a Class A Share has the right to request that, at WISeKey's annual General Meeting, an item be included on the agenda according to which Class A Shares are, at the discretion of each holder of Class A Shares, converted into Class B Shares.

Note	28. Revenue

Disaggregation of revenue

The following table shows the Group’s revenues disaggregated by reportable segment and by product or service type:

Disaggregation of revenue (unaudited)	Typical payment	At one point in time 6 months ended June 30,		Over time 6 months ended June 30,		Total 6 months ended June 30,
USD'000		2023	2022	2023	2022	2023	2022
IoT Segment
Secure chips	Upon delivery	14,751	10,656	-	-	14,751	10,656
Total IoT segment revenue		14,751	10,656	-	-	14,751	10,656
mPKI Segment
Certificates	Upon issuance	-	-	78	-	78	-
Licenses and integration	Upon delivery	59	46	126	-	185	46
SaaS, PCS and hosting	Quarterly or yearly	-	-	93	138	93	138
Total mPKI segment revenue		59	46	297	138	356	184
Total Revenue from continuing operations		14,810	10,702	297	138	15,107	10,840

For the six months ended June 30, 2023, and 2022, the Group recorded no revenues related to performance obligations satisfied in prior periods.

The following table shows the Group’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region	Unaudited 6 months ended June 30,
USD'000	2023	2022
IoT Segment
Switzerland	533	314
Rest of EMEA	3,888	1,739
North America	8,374	6,937
Asia Pacific	1,956	1,615
Latin America	-	51
Total IoT segment revenue	14,751	10,656
mPKI Segment
Switzerland	145	113
Rest of EMEA	207	55
North America	-	-
Asia Pacific	-	-
Latin America	4	16
Total mPKI segment revenue	356	184
Total Net sales from continuing operations	15,107	10,840
*EMEA means Europe, Middle East and Africa

Contract assets, deferred revenue and contract liability

Our contract assets, deferred revenue and contract liability consist of:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Trade accounts receivables
Trade accounts receivable - IoT segment	3,520	2,269
Trade accounts receivable - mPKI segment	77	194
Total trade accounts receivables	3,597	2,463
Contract assets	-	-
Total contract assets	-	-
Contract liabilities - current	171	105
Contract liabilities - noncurrent	2	8
Total contract liabilities	173	113
Deferred revenue
Deferred revenue - mPKI segment	128	197
Deferred revenue - IoT segment	-	-
Total deferred revenue	128	197
Revenue from continuing operations recognized in the period from amounts included in the deferred revenue at the beginning of the year	267	209

Increases or decreases in trade accounts receivable, contract assets, deferred revenue and contract liability were primarily due to normal timing differences between our performance and customer payments.

Remaining performance obligations

As of June 30, 2023, approximately USD 301,000 is expected to be recognized from remaining performance obligations for mPKI and IoT contracts. We expect to recognize revenue for these remaining performance obligations during the next two years approximately as follows:

Estimated revenue from remaining performance obligations as at June 30, 2023 (USD'000)	Total
2023	277
2024	24
Total remaining performance obligation from continuing operations	301

Note	29. Other operating income

	Unaudited 6 months ended June 30,
USD'000	2023	2022
Other operating income from related parties	13	30
Other operating income - other	8	4
Total other operating income from continuing operations	21	34

In the six months ended June 30, 2023, other operating income from related parties was made up of the amounts invoiced by WISeKey to the OISTE Foundation for the use of its premises and equipment (see Note 36).

Note	30. Stock-based compensation

Employee stock option plans

The Stock Option Plan (“ESOP 1”) was approved on December 31, 2007 by the stockholders of WISeKey SA, representing 2,632,500 options convertible into WISeKey SA shares with an exercise price of CHF 0.01 per share.

The Stock Option Plan (“ESOP 2”) was approved on December 31, 2011 by the stockholders of WISeKey SA, representing 16,698,300 options convertible into WISeKey SA shares with an exercise price of CHF 0.01 per share.

On March 22, 2016, as part of the reverse acquisition transaction, both ESOP plans in existence in WISeKey SA were transferred to WISeKey International Holding Ltd at the same terms, with the share exchange term of 5:1 into WIHN Class B Shares. On June 29, 2023, the Reverse Stock Split impacted the number of options outstanding at a ratio of 1:50 for WIHN Class B Shares and 1:25 for WIHN Class A Shares.

Grants

In the six months ended June 30, 2023, the Group granted a total of 18,418 options exercisable in WIHN Class B Shares. Each option is exercisable into one WIHN Class B Share.

The options granted consisted of:

-	18,218 options with immediate vesting granted to employees and Board members, of which 3,636 had been exercised as of June 30, 2023; and

-	200 options with immediate vesting granted to external advisor, of which none had been exercised as of June 30, 2023.

The options granted were valued at grant date using the Black-Scholes model.

There was no grant of options on WIHN Class A Shares in the six months ended June 30, 2023.

Stock option charge to the income statement

The Group calculates the fair value of options granted by applying the Black-Scholes option pricing model, using the market price of a WIHN Class B Share. Expected volatility is based on historical volatility of WIHN Class B Shares.

In the six months ended June 30, 2023, a total charge of USD 196,551 was recognized in the consolidated income statement calculated by applying the Black-Scholes model at grant, in relation to options:

-	USD 196,222 for options granted to employees and Board members; and

-	USD 329 for options granted to non-employees.

The following assumptions were used to calculate the compensation expense and the calculated fair value of stock options granted:

Assumption	June 30, 2023	June 30, 2022
Dividend yield	None	None
Risk-free interest rate used (average)	1.00%	1.00%
Expected market price volatility	70.03 - 70.72%	69.58 - 87.74%
Average remaining expected life of stock options on WIHN Class B Shares (years)	3.71	3.88
Average remaining expected life of stock options on WIHN Class A Shares (years)	1.90	2.90

Unvested options to employees as at June 30, 2023 were recognized prorata temporis over the service period (grant date to vesting date).

The following table illustrates the development of the Group’s non-vested options for the six months ended June 30, 2023.

	Options on WIHN Class B Shares		Options on WIHN Class A Shares
Non-vested options	Number of shares under options	Weighted-average grant date fair value (USD)	Number of shares under options	Weighted-average grant date fair value (USD)
Non-vested options as at December 31, 2021	2,333	64.00	-	4.75
Granted	81,100	8.37	-	-
Vested	(81,693)	8.99	-	-
Non-vested forfeited or cancelled	-	-	-	-
Non-vested options as at December 31, 2022	1,740	37.34	-	-
Granted	18,421	9.76	-	-
Vested	(19,213)	11.00	-	-
Non-vested forfeited or cancelled	-	-	-	-
Non-vested options as at June 30, 2023	948	35.29	-	-

As at June 30, 2023, there was a USD 13,480 unrecognized compensation expense related to non-vested stock option-based compensation arrangements. Non-vested stock options outstanding as at June 30, 2023 were accounted for using the graded-vesting method, as permitted under ASC 718-10-35-8, and we therefore recognized compensation costs calculated using the Black-Scholes model and the market price of WIHN Class B Shares at grant date, over the requisite service period.

The following tables summarize the Group’s stock option activity for the six months ended June 30, 2023.

Options on WIHN Class B Shares	WIHN Class B Shares under options	Weighted-average exercise price (USD)	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (USD)
Outstanding as at December 31, 2021	76,233	35.50	5.28	2,468,898
Of which vested	73,900	34.50	5.25	2,455,994
Of which non-vested	2,333	-	-	-
Granted	81,100	2.72	-	-
Exercised or converted	(6,257)	2.70	-	39,661
Forfeited or cancelled	-	-	-	-
Expired	(10,441)	218.04	-	-
Outstanding as at December 31, 2022	140,635	3.10	6.10	887,345
Of which vested	138,895	3.10	6.11	878,378
Of which non-vested	1,740	-	-	-
Granted	18,421	2.92	-	-
Exercised or converted	(10,092)	2.79	-	73,312
Forfeited or cancelled	-	-	-	-
Expired	-	-	-	-
Outstanding as at June 30, 2023	148,964	3.19	5.72	1,078,283
Of which vested	148,016	3.19	5.74	1,071,396
Of which non-vested	948	-	-	-

Options on WIHN Class A Shares	WIHN Class A Shares under options	Weighted-average exercise price (USD)	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (USD)
Outstanding as at December 31, 2021	392,720	0.25	6.90	1,520,393
Of which vested	392,720	0.25	6.90	1,520,393
Granted	-	-	-	-
Outstanding as at December 31, 2022	392,720	0.25	5.90	248,950
Of which vested	392,720	0.25	5.90	248,950
Granted	-	-	-	-
Outstanding as at June 30, 2023	392,720	0.25	5.41	285,289
Of which vested	392,720	0.25	5.41	285,289

Summary of stock-based compensation expenses

Stock-based compensation expenses from continuing operations	Unaudited 6 months ended June 30,
USD’000	2023	2022
In relation to Employee Stock Option Plans (ESOP)	197	34
In relation to non-ESOP Option Agreements	-	1
Total	197	35

Stock-based compensation expenses are recorded under the following expense categories in the income statement.

Stock-based compensation expenses from continuing operations	Unaudited 6 months ended June 30,
USD’000	2023	2022
Selling & marketing expenses	86	28
General & administrative expenses	111	7
Total	197	35

Note	31. Non-operating income

Non-operating income consisted of the following:

	Unaudited 6 months ended June 30,
USD'000	2023	2022
Foreign exchange gain	505	2,750
Financial income	1	-
Interest income	56	2
Other	36	43
Total non-operating income from continuing operations	598	2,795

Note	32. Non-operating expenses

Non-operating expenses consisted of the following:

	Unaudited 6 months ended June 30,
USD'000	2023	2022
Foreign exchange losses	630	1,688
Financial charges	13	32
Interest expense	245	331
Other components of defined benefit plans, net	-	22
Other	8	10
Total non-operating expenses from continuing operations	896	2,083

Note	33. Segment information and geographic data

The Group has two segments: Internet of Things (“IoT”, previously referred to as “Semiconductors”), and managed Public Key Infrastructure (“mPKI”, previously referred to as “Others”). The Group’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance according to these two segments (three in prior period, with the AI segment) for purposes of allocating resources and assessing budgets and performance.

The IoT segment encompasses the design, manufacturing, sales and distribution of microprocessors operations.

The mPKI segment includes all operations relating to the provision of secured access keys, authentication, signing software, certificates and digital security applications.

	6 months ended June 30, 2023 (unaudited)			6 months ended June 30, 2022 (unaudited)
USD'000	IoT	mPKI	Total	IoT	mPKI	Total
Revenues from external customers	14,751	356	15,107	10,656	184	10,840
Intersegment revenues	-	1,137	1,137	-	853	853
Interest revenue	55	1	56	1	2	2
Interest expense	7	245	252	2	335	337
Depreciation and amortization	158	29	187	84	49	133
Segment income /(loss) before income taxes	2,738	(9,471)	(6,732)	1,066	(7,653)	(6,587)
Profit / (loss) from intersegment sales	-	55	55	-	42	42
Income tax recovery /(expense)	(319)	(4)	(322)	-	(1)	(1)
Other significant noncash items
Share-based compensation expense	-	197	197	-	39	39
Interest and amortization of debt discount and expense	88	31	119	-	134	134
Debt conversion expense	-	484	484	-	603	603
Segment assets	23,593	53,212	76,805	14,341	83,050	97,392

6 months ended June 30, (unaudited)	2023	2022
Revenue reconciliation	USD'000	USD'000
Total revenue for reportable segment	16,244	11,693
Elimination of intersegment revenue	(1,137)	(853)
Total consolidated revenue	15,107	10,840

Loss reconciliation	USD'000	USD'000
Total profit / (loss) from reportable segments	(6,732)	(6,587)
Elimination of intersegment profits	(55)	(42)
Loss before income taxes	(6,787)	(6,628)

As at June 30, (unaudited)	2023	2022
Assets	USD'000	USD'000
Total assets from reportable segments	76,805	97,392
Elimination of intersegment receivables	(3,945)	(9,440)
Elimination of intersegment investment and goodwill	(25,852)	(14,799)
Consolidated total assets	47,008	73,153

Revenue and property, plant and equipment by geography

The following tables summarize geographic information for net sales based on the billing address of the customer, and for property, plant and equipment.

Net sales by region	Unaudited 6 months ended June 30,
USD'000	2023	2022
Switzerland	678	427
Rest of EMEA*	4,095	1,794
North America	8,374	6,937
Asia Pacific	1,956	1,615
Latin America	4	67
Total net sales from continuing operations	15,107	10,840
* EMEA means Europe, Middle East and Africa

Property, plant and equipment, net of depreciation, by region	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Switzerland	181	231
Rest of EMEA*	2,124	608
North America	1	1
Asia Pacific	-	2
Total Property, plant and equipment, net of depreciation	2,306	842
* EMEA means Europe, Middle East and Africa

Note	34. Earnings/(Loss) per share

The computation of basic and diluted net earnings/(loss) per share for the Group is as follows:

	Unaudited 6 months ended June 30,
Income/ (loss) per share	2023	2022
Net gain / (loss) from continuing operations (USD'000)	(7,109)	(6,629)
Effect of potentially dilutive instruments on net gain (USD'000)	n/a	n/a
Net income / (loss) attributable to WISeKey International Holding AG after effect of potentially dilutive instruments (USD'000)	7,109	6,629

Net gain / (loss) from discontinued operations (USD'000)	-	7,379
Less: Net (income) / loss attributable to noncontrolling interests	141	1,685
Net gain / (loss) attributable to WISeKey International Holding AG (USD'000)	(6,968)	2,435
Effect of potentially dilutive instruments on net gain (USD'000)	n/a	77
Net income / (loss) attributable to WISeKey International Holding AG after effect of potentially dilutive instruments (USD'000)	6,968	2,512
Shares used in net gain / (loss) per share computation:
Weighted average shares outstanding - basic	2,858,601	2,036,305
Effect of potentially dilutive equivalent shares	n/a	n/a
Weighted average shares outstanding - diluted	2,858,601	2,036,305
Net gain / (loss) per share
Basic weighted average loss per share from continuing operations (USD)	(2.44)	(3.18)
Diluted weighted average loss per share from continuing operations (USD)	(2.44)	(3.18)
Basic weighted average loss per share from discontinued operations (USD)	-	3.62
Diluted weighted average loss per share from discontinued operations (USD)	-	3.62
Basic weighted average loss per share attributable to WIHN (USD)	(2.44)	1.20
Diluted weighted average loss per share attributable to WIHN (USD)	(2.44)	1.20

For purposes of the diluted net loss per share calculation, stock options, convertible instruments and warrants are considered potentially dilutive securities and are excluded from the calculation of diluted net loss per share from continuing operations, because their effect would be anti-dilutive. Therefore, the basic and diluted net loss per share from continuing operations were the same for the six months ended June 30, 2023, and June 30, 2022, due to the Group’s net loss position.

Note	35. Legal proceedings

We are currently not party to any legal proceedings and claims that is not provided for in our financial statements.

Note	36. Related parties disclosure

Subsidiaries

The condensed consolidated financial statements of the Group include the entities listed in the following table:

Group Company Name	Share Capital		% ownership as at June 30, 2023	% ownership as at December 31, 2022	Nature of business
WISeKey SA	CHF	933,436	95.75%	95.75%	Main operating company. Sales and R&D services
WISeKey Semiconductors SAS	EUR	1,473,162	90.0%	100.0%	Chip manufacturing, sales & distribution
WiseTrust SA	CHF	680,000	100.0%	100.0%	Non-operating investment company
WISeKey ELA SL	EUR	4,000,000	95.75%	95.75%	Sales & support
WISeKey SAARC Ltd	GBP	100,000	51.0%	51.0%	Non trading
WISeKey USA Inc[1]	USD	6,500	95.75%	95.75%	Sales & support
WISeKey India Private Ltd[2]	INR	1,000,000	45.9%	45.9%	Sales & support
WISeKey IoT Japan KK	JPY	1,000,000	90.0%	100.0%	Sales & distribution
WISeKey IoT Taiwan	TWD	100,000	90.0%	100.0%	Sales & distribution branch
WISeCoin AG	CHF	100,000	90.0%	90.0%	Sales & distribution
WISeKey Equities AG	CHF	100,000	100.0%	100.0%	Financing, Sales & distribution
WISeKey Semiconductors GmbH	EUR	25,000	100.0%	100.0%	Sales & distribution
WISeKey Arabia - Information Technology Ltd	SAR	200,000.00	51.0%	51.0%	Sales & distribution
WISe.Art AG3	CHF	100,000	100.0%	100.0%	Sales & distribution
WISeKey Vietnam Ltd	VND	689,400,000	95.75%	95.75%	R&D
SEALSQ Corp.[4]	USD	100	90.0%	100.0%	Sales & support
WISeKey (Gibraltar) Limited	GBP	100	100.0%	100.0%	Sales & support
WISeSat.Space AG	CHF	100,000	100.0%	100.0%	Sales & distribution
Trust Protocol Association	CHF	-	100.0%	100.0%	Association cofounded by WISeKey Equities AG involved in Internet security
[1] 50% owned by WISeKey SA and 50% owned by WiseTrust SA
[2] 88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG
[3] Formerly TrusteCoin AG, formerly WiseAI AG, 100% owned by WISeKey International Holding AG from August 27, 2021
[4] Formerly SEAL (BVI) Corp.

Related party transactions and balances

		Receivables as at		Payables as at		Unaudited Net expenses to		Unaudited Net income from
	Related Parties	June 30,	December 31,	June 30,	December 31,	in the 6 months ended June 30,		in the 6 months ended June 30,
	(in USD'000)	2023 (unaudited)	2022	2023 (unaudited)	2022	2023	2022	2023	2022
1	Carlos Moreira	-	-	483	353	-	-	-	-
2	Philippe Doubre	-	-	-	-	44	21	-	-
3	David Fergusson	-	-	-	-	0	25	-	-
4	Eric Pellaton	-	-	-	-	44	20	-	-
5	Jean-Philippe Ladisa	-	-	-	-	85	25	-	-
6	Maria Pia Aqueveque Jabbaz	-	-	-	-	85	-	-	-
7	Cristina Dolan	-	-	-	-	45	-	-	-
8	Hans-Christian Boos	-	-	-	-	-	69	-	-
10	Nicolas Ramseier	-	-	-	-	-	1	-	-
14	OISTE	98	171	178	70	162	148	47	30
15	Terra Ventures Inc	-	-	31	30	-	-	-	-
16	GSP Holdings Ltd	-	-	16	13	-	-	-	-
17	SAI LLC (SBT Ventures)	-	-	32	30	-	-	-	-
18	Related parties of Carlos Moreira	-	-	-	-	120	111	-	-
	Total	98	171	741	496	617	422	47	30

1. Carlos Moreira is the Chairman of the Board and CEO of WISeKey. A short-term payable in an amount of CHF 432,551 (USD 483,421) to Carlos Moreira was outstanding as at June 30, 2023, made up of accrued salary and bonus.

2. Philippe Doubre is a former Board member of the Group, and former member of the Group’s nomination & compensation committee. The expenses recorded in the income statement in the six months ended June 30, 2023, relate to additional services he provided to the Group.

3. David Fergusson is a Board member of the Group, and member of the Group’s audit committee and nomination & compensation committee, as well as a shareholder. The expenses recorded in the income statement in the six months ended June 30, 2023, relate to his Board fee.

4. Eric Pellaton is a Board member of the Group, and member of the Group’s nomination & compensation committee, as well as a shareholder. The expenses recorded in the income statement in the six months ended June 30, 2023, relate to his Board fee.

5. Jean-Philippe Ladisa is a Board member of the Group, and member of the Group’s audit committee. The expenses recorded in the income statement in the period to June 30, 2023, relate to his Board fee.

6. Hans-Christian Boos was the managing director of arago GmbH and former minority shareholder of arago GmbH through two personal companies, Aquilon Invest GmbH and OGARA GmbH. Mr. Boos is also a shareholder of OGARA GmbH, the company that purchased WISeKey’s minority interest in arago GmbH in 2022, he is one of the beneficial owners benefitting from the purchase of WISeKey’s 51% controlling interest in arago.

7. Nicolas Ramseier is a member of the Group’s advisory committee.

8. The Organisation Internationale pour la Sécurité des Transactions Electroniques (“OISTE”) is a Swiss non-profit making foundation that owns a cryptographic rootkey. In 2001 WISeKey SA entered into a contract with OISTE to operate and maintain the global trust infrastructures of OISTE. In line with the contract, WISeKey pays a regular fee to OISTE for the use of its cryptographic rootkey. Two members of the Board of Directors of WISeKey are also members of the Counsel of the Foundation which gives rise to the related party situation.

OISTE is also the minority shareholder in WISeCoin AG with a 10% ownership.

The receivable from OISTE as at June 30, 2023 and income recorded in the income statement in the six months ended June 30, 2023 relate to the facilities and personnel hosted by WISeKey SA and WISeKey International Holding on behalf of OISTE. In the six months ended June 30, 2023, WISeKey SA invoiced OISTE CHF 11,550 (USD 12,662) and WISeKey International Holding invoiced OISTE CHF 31,664.75 (USD 34,714).

The payable to OISTE as at June 30, 2023 and expenses relating to OISTE recognized in 2023 are made up of license and royalty fees for the year 2023 under the contract agreement with WISeKey SA.

9. Terra Ventures Inc has a 49% shareholding in WISeKey SAARC Ltd. Terra Ventures granted a GBP 24,507 loan to WISeKey SAARC Ltd on January 24, 2017. The loan is non-interest bearing and has no set repayment date.

10. GSP Holdings Ltd is a former shareholder in WISeKey SAARC Ltd. GSP Holdings Ltd granted a GBP 12,500 loan to WISeKey SAARC Ltd on February 02, 2017. The loan is non-interest bearing and has no set repayment date.

11. SAI LLC, doing business as SBT Ventures, is a former shareholder in WISeKey SAARC Ltd. SAI LLC granted a GBP 25,000 loan to WISeKey SAARC Ltd on January 25, 2017. The loan is non-interest bearing and has no set repayment date.

12. Two immediate family members of Carlos Moreira are employed by WISeKey SA. In line with ASC 850-10-50-5, transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis. In the six months ended June 30, 2022, the aggregate employment remuneration of these two immediate family members amounting to CHF 109,913 (USD 120,496) was recorded in the income statement.

Note	37. Subsequent events

Anson Facility

After June 30, 2023, Anson issued one conversion notice, resulting in the conversion of USD 500,000 and the delivery of 121,531 shares WIHN Class B shares.

Securities Purchase Agreement

On July 11, 2023, a subsidiary of the Group, SEALSQ Corp., entered into a Securities Purchase Agreement with L1 Capital Global Opportunities Master Fund Ltd. and Anson Investments Master Fund LP (each the “Investor”, together the “Investors”) pursuant to which the Investors may enter into a private placement of up to a maximum amount of USD 20 million, divided into two equal tranches.

The first tranche for a total of USD 10 million was paid in July 2023 by the Investors. In connection with the closing of the First Tranche, SEALSQ Corp. issued to the Investors (i) 4% Senior Original Issue Discount Convertible Notes due 2025 in an aggregate principal amount of USD 10 million, convertible into SEALSQ Corp.’s ordinary shares, and (ii) warrants with a 5-year maturity. The Senior Original Issue Discount Convertible bears a 4% per annum interest rate. SEALSQ Corp. has also created a capital reserve of 8,000,000 ordinary shares from its duly authorized ordinary shares for issuance under the First Tranche.

The funding of the Second Tranche is, inter alia, subject to the mutual consent of SEALSQ Corp. and each Investor.

Note	38. Impacts of the war in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

WISeKey does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations.

However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact WISeKey’s supply chain in the future.

As at June 30, 2023, the Group has assessed the consequences of the war for its financial disclosures and considered the impacts on key judgements and significant estimates, and has concluded that no changes were required. WISeKey will continue to monitor these areas of increased risk for material changes.